Exhibit 99.1

Lara Balazs Joins Frontdoor Board of Directors

Global marketing executive brings wealth of knowledge in strategy, innovation, and strategic partnerships

MEMPHIS, Tenn. — (Oct. 25, 2023) – Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced that its board unanimously approved the election of Lara Balazs as a director and appointed her as a member of the Nominating and Corporate Governance Committee, effective yesterday, October 24.

“Lara has a deep understanding of consumers, digitally-focused businesses, and strategy that will make her a tremendous asset to our board,” said Bill Cobb, Frontdoor’s Chairman and Chief Executive Officer. “Additionally, she has a strong background in corporate social responsibility such as diversity and inclusion and environmental initiatives. I look forward to working with her and seeing how she will positively impact Frontdoor.”

Balazs currently serves as the Executive Vice President, General Manager, Strategic Partnership Group, and Chief Marketing Officer of Intuit Inc., a global financial technology platform that powers prosperity for consumers and small businesses. Her responsibilities include driving customer growth, building Intuit’s brands, leading strategic partnerships, and delivering Intuit’s corporate social responsibility efforts. She joined Intuit in 2018 as the Chief Marketing Officer and her responsibilities were expanded in 2020.

“I am thrilled to join the Frontdoor board,” Balazs said. “I look forward to working closely with my fellow directors and the company leadership to take this company to the next level and drive customer growth across both the American Home Shield and Frontdoor brands.”

Prior to Intuit, Balazs served at Amazon.com, Inc. from 2017 to 2018 as Vice President, Worldwide Marketing for Prime and North America. From 2006 to 2017, Balazs held various senior leadership roles at Visa, Inc., including responsibility for marketing in North America, global innovation, product marketing, and planning; and global and U.S. general marketing. Prior to 2006, Balazs held a variety of brand and marketing roles for Gap, Inc. and Nike, Inc.

Balazs has been a marketing advisor to the board of Ridge Ventures (venture capital) since 2017. She holds a bachelor’s degree in Society & Justice from the University of Washington, and an MBA from Northwestern University.

Balazs will stand for election at the company’s 2024 annual meeting of stockholders. In addition to her, the Frontdoor board consists of the following directors:

•	William C. Cobb - Chairman & CEO

•	D. Steve Boland - Member of the nominating and corporate governance committee

•	Anna C. Catalano - Chair of the compensation committee

•	Peter L. Cella - Member of the audit and compensation committees

•	Christopher L. Clipper - Chair of the audit committee

•	Balakrishnan A. Ganesh - Elected in July 2023

•	Brian P. McAndrews - Lead director and chair of the nominating and corporate governance committee

•	Liane J. Pelletier - Member of the audit and compensation committees

About Frontdoor

Frontdoor is reimagining how homeowners maintain and repair their most valuable asset - their home. As the parent company of two leading brands, we bring over 50 years of experience in providing our members with comprehensive options to protect their homes from costly and unexpected breakdowns through our extensive network of pre-qualified professional contractors. American Home Shield, the category leader in home service plans with approximately two million members, gives homeowners budget protection and convenience, covering up to 23 essential home systems and appliances. Frontdoor is a cutting edge, one-stop-app for home repair and maintenance. Enabled by our Streem technology, the app empowers homeowners by connecting them in real time through video chat with pre-qualified experts to diagnose and solve their problems. The Frontdoor app also offers homeowners a range of other benefits including DIY tips, discounts and more. For more information about American Home Shield and Frontdoor, please visit www.frontdoorhome.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions, and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements, because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties. Frontdoor assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via Frontdoor’s website at investors.frontdoorhome.com).

Media:

Tom Collins

901.701.5198

mediacenter@ahs.com

Investor Relations

Matt Davis

901.701.5199

IR@frontdoor.com